CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 1, 2015, relating to the financial statements and financial highlights of BPV Wealth Preservation Fund and BPV Low Volatility Fund, each a series of BPV Family of Funds, for the year ended March 31, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cleveland, Ohio
March 16, 2016